Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

Agreement, made this 9th day of May, 2006, by and between Investment Technology Group, Inc., a Delaware corporation (the “Company”), and _________________ (the “Executive”).

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of his or her advice and counsel, notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1.             Operation and Term of Agreement. This Agreement shall commence on the date set forth above and shall terminate on the second anniversary of such date unless this Agreement is extended, as set forth below; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied and the Protection Period has expired. The term of this Agreement shall be extended automatically at the end of the initial term and the end of any extended term for an additional period of two years unless either party shall provide written notice to the other of its intention not to so extend, such notice to be given not less than one year prior to the end of the initial term or any extension thereof, as the case may be. Notwithstanding the foregoing, prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive’s employment, except in the case of such termination under circumstances set forth in the last paragraph of Section 3 below.

2.             Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Cause” shall mean the occurrence of any one or more of the following: (i) the Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (ii) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the Executive at the expense of the Company; (iv) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the Executive’s willful material violation of any provision of the Company’s code of conduct.

“Change in Control” means and shall be deemed to have occurred:

(i)      if any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 35% percent or more of the total voting power of all the then-outstanding Voting Securities; or

(ii)     if the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(iii)    upon consummation of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company other than (i) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (ii) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(iv)    upon consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction; or

(v)     if the stockholders of the Company approve a plan of complete liquidation of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

 “Disability” means those circumstances under which the Executive is determined to be eligible to receive disability benefits under the Company’s long-term disability plan or program, or, in the absence of such a plan or program, “Disability” will be as defined in Section 22 of the Code.

“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(i)                                     a material reduction of the Executive’s primary functional authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect immediately prior to the Change in Control or the assignment of duties to the Executive inconsistent with those of an executive of the Company, other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in authorities, duties or responsibilities resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(ii)                                  the Company’s requiring the Executive to be based at a location in excess of thirty five (35) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control;

(iii)                               a reduction by the Company of the Executive’s base salary in effect on the date hereof, or as the same shall be increased from time to time, unless such reduction applies on substantially the same percentage basis to all employees of the Company generally; provided, however, that a reduction in the Executive’s Target Annual Compensation in excess of ten percent (10%) shall constitute Good Reason;

(iv)                              the failure of the Company to continue in effect, or the failure to continue the Executive’s participation on substantially the same basis in, any of the Company’s annual incentive compensation plans in which the Executive participates prior to the Change in Control unless such failure applies to all plan participants generally; provided, however, that a decrease in the Executive’s Target Annual Compensation in excess of ten percent (10%) shall constitute Good Reason; and

(v)                                 the failure of the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) hereof;

provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of his intention to resign within 30 days after the Executive knows or has reason to know of the occurrence of any such event, and the Company shall have 15 business days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason. A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified above shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Protection Period” shall be the period beginning on the date of a Change in Control and ending on the date that is eighteen (18) months after the date on which the Change in Control occurs.

 “Related Party” means (a) a Subsidiary of the Company; (b) an employee or group of employees of the Company or any Subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned Subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

“Target Annual Compensation” shall mean the sum of the Executive’s base salary and target annual cash incentives as in effect immediately prior to the Change in Control.

 “Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors.

3.             Benefits Upon Termination Within Protection Period. If, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company not for Cause and not due to the Executive’s death or Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the benefits provided for below:

(i)      the Company shall pay to the Executive, through the date of the Executive’s termination of employment, base salary at the rate then in effect, together with base salary in  lieu of vacation accrued to the date on which his employment terminates, in accordance with the standard payroll practices of the Company;

(ii)     the Company shall pay to the Executive an amount in cash equal to the Executive’s target annual bonus for the year that includes the date of the Executive’s termination of employment, pro rated for the number of full and partial months during the bonus year prior to such termination of employment, and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment;

(iii)    the Company shall pay to the Executive an amount in cash equal to         times the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of the Executive’s termination of employment or the date of the Change in Control (whichever is higher), and (B) the average of the Executive’s annual bonuses for the three years immediately preceding the Executive’s termination of employment (or such shorter period during which the Executive has been employed by the Company and eligible to receive annual bonuses, or if the Executive was not employed by the Company and eligible to receive an annual bonus in any prior year, the Executive’s target annual bonus for the year including the date of Executive’s termination of employment); and such payment shall be made in a lump sum within 10 business days after the date of such termination of employment; and

(iv)    the Company shall continue to cover the Executive and his or her dependents under, or provide the Executive and his or her dependents with insurance coverage no less favorable than, the Company’s life, disability, health, dental or other employee welfare benefit plans or programs (as in effect on the day immediately preceding the Protection Period or, at the option of the Executive, on the date of termination of his or her

employment) for a period equal to the lesser of (x)          years following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs. The Executive shall promptly inform the Company in writing when he or she obtains other employment and shall provide a written description to the Company of the welfare benefit plans and programs provided to the Executive by such employer.

Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in this Section 3, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within six months prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control. In such event, amounts will be payable hereunder only following the Change in Control. For the avoidance of doubt, the Executive shall not be entitled to the benefits provided in Section 3 hereof upon any termination of his or her employment with the Company (a) because of his or her death, (b) because of his or her Disability, (c) by the Company for Cause, or (d) by the Executive other than for Good Reason.

4.             Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by written notice of termination to the other party. Such notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause or Good Reason, as the case may be.

5.             Nonexclusivity of Rights. Except as expressly set forth herein, this Agreement shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall it limit or otherwise affect such rights as the Executive may have under any stock option, other equity-based compensation or other agreements with the Company or any of its subsidiaries; provided, however, that, in the event benefits are paid to the Executive under Section 3 hereof, the Executive shall not also be entitled to severance benefits otherwise payable under any other severance plan or policy of the Company or a Subsidiary, or under any employment agreement or employment letter agreement between Executive and the Company or a Subsidiary. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program (other than severance benefits) of the Company or any of its subsidiaries at or subsequent to the date of termination of the Executive’s employment shall be payable in accordance with such plan, practice, policy or program.

6.             Full-Settlement; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and no amount payable hereunder shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Section 3(iv). The Company agrees to pay, upon written demand therefore by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder) if the Executive prevails on any material claim or defense in the dispute or contest. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his or her sole discretion.

7.             Excise Tax.

(a)           Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of vesting of any equity-based or other compensation) to the Executive or for his or her benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of  the Code (the “Excise Tax”), then the amounts payable to the Executive under this Agreement shall be reduced (by the minimum possible amount) until no amount payable to the Executive is subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax benefit (after taking into account Federal, state, local or other income, employment, self-employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 7, then an additional payment shall be promptly made to the Executive in an amount equal to the excess reduction.

(b)           All determinations required to be made under this Section 7, including whether a payment would result in an Excise Tax, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Except as set forth in the last sentence of Section 7(a) hereof, all determinations made by the Accounting Firm under this Section 7 shall be final and binding upon the Company and the Executive.

8.             Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Subsidiaries and which has not become public knowledge (other than by acts of the Executive or his or her representatives in violation of this Agreement). After the date of termination of the Executive’s employment with the Company, the Executive shall not, except as required to be disclosed by court or administrative order or with the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors, administrators, legal representatives or successor(s) in interest.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.           Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:

If to the Company:
Investment Technology Group, Inc.
380 Madison Avenue
New York, NY 10017
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f)            This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but, except as specifically provided in Section 5 hereof does not supersede or override the provisions of any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which the Executive is a beneficiary.

(g)           It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

(h)           This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed as of the day and year first above written.

Name:

INVESTMENT TECHNOLOGY GROUP, INC.

By:
Name: Raymond L. Killian, Jr.
Title: Chief Executive Officer